Exhibit 99.1

JAKKS Pacific® Reports First Quarter 2008 Results

--- Reaffirms Full Year Guidance of Growth ---

--- Hannah Montana, Night Vision Goggles, Cupcake Maker, Action Figures and Other JAKKS Lines Expected To Drive Record Year for 2008 ---

MALIBU, Calif.--(BUSINESS WIRE)--JAKKS Pacific, Inc. (NASDAQ: JAKK), a leading toy and consumer products company, announces results for the Company’s first quarter ended March 31, 2008.

First quarter 2008 net sales increased 5.5% to $130.9 million, compared to $124.1 million recorded in the comparable period last year. Including pre-tax litigation costs of $2.6 million, product testing costs of $0.8 million and restructuring costs of $0.6 million, or an aggregate of $0.10 per diluted share, net income for the first quarter was $0.9 million, or $0.03 per diluted share, compared to $3.2 million, or $0.12 per diluted share reported in the first quarter of 2007 which included $0.6 million in litigation costs, $0.2 million in product testing and no restructuring costs, or an aggregate of $0.02 per diluted share.

“Sell-through continued strong in the first quarter, with sales driven by our Hannah Montana toys, action figures and Plug It In & Play electronic products,” said Jack Friedman, JAKKS’ Chairman and Chief Executive Officer. “With increased costs related to litigation, product testing, and marketing, promotion and advertising, as well as some closeout sales that affected gross margins and the bottom-line versus last year’s first quarter, we are still on track to achieve our previous guidance of at least 4% growth over 2007, leaving us poised for another record year for JAKKS Pacific. During the first quarter, we finalized the integration of our Play Along division and expect to benefit beginning in the second quarter from the operating efficiencies as a result.”

JAKKS’ President and Chief Operating Officer, Stephen Berman added, “We continue to have momentum in our top licensed and non-licensed brands, which we expect to drive our business this year, and are pleased with the development of many new innovative toys slated to begin shipping in the second quarter. We are optimistic about the potential for our new EyeClops™ Night Vision™ Goggles, new Disney Hannah Montana dolls, role play toys and electronics products, including the Plug It In and Play Hannah Montana Pop Hero Guitar, as well as many other new products.

“Our international business benefited from strong sales of WWE® and Chronicles of Narnia Prince Caspian action figures and Plug It In and Play products during the first quarter, and we expect the momentum to continue in the second quarter, as well.”

Berman concluded, “Also highlighting our roster are several new lines including our Girl Gourmet Cupcake Maker™, Spa Factory™ line, toys based on Neopets®, NASCAR®, Nickelodeon SLIME!™ and SpongeBob SquarePants®, and our new Ulti-Motion™ gaming system that combines plug and play and role play accessories with the hugely popular category of wireless motion games. These products shipping in the second and third quarter give us enthusiasm for the rest of this year and beyond.”

Cash flow from operations in the quarter was $15.4 million, and our financial position remains very strong. As of March 31, 2008, our working capital was $359.2 million, including cash and equivalents of $238.3 million, and we continue to evaluate potential acquisition opportunities and expect to continue to grow our business by actively pursuing complementary acquisitions and executing on internal growth initiatives, in the near future.

Friedman concluded, “We remain confident that we will achieve our 2008 forecast of at least $891.4 million in net sales, $93.6 million in net income and $2.91 diluted EPS, despite the recession affecting the US economy and some challenges that are affecting our industry and others who manufacture in China.”

Conference Call

JAKKS Pacific will host a conference call on Wednesday, April 23, 2007 at 9:30 a.m. Eastern (6:30 a.m. Pacific) where the Company will discuss the first quarter 2008 earnings in more detail. You can listen to the call live via the Internet at www.jakks.com, where the call will also be archived for 30 days. A telephone playback will be available from 10:30 a.m. Eastern on April 23, 2008 through 12:00 a.m. Eastern on May 23, 2008. The playback can be accessed by calling 800-642-1687 or 706-645-9291 for international callers, passcode “43446039”.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a multi-brand company that designs and markets a broad range of toys and consumer products. The product categories include: Action Figures, Art Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush, Construction Toys, Electronics, Dolls, Dress-Up, Role Play, and Pet Toys and Accessories. The products are sold under various brand names including JAKKS Pacific®, Play Along®, Flying Colors®, Creative Designs International™, Road Champs®, Child Guidance®, Pentech®, Trendmasters®, Toymax®, Funnoodle®, Go Fly a Kite®, Color Workshop®, JAKKS Pets™ and Plug It In & Play TV Games™. JAKKS and THQ Inc. participate in a joint venture that has worldwide rights to publish and market World Wrestling Entertainment video games. For further information, visit www.jakks.com.

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2008	2007
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$238,335	$241,250
Marketable securities	219	218
Accounts receivable, net	81,935	174,451
Inventory, net	66,866	75,486
Income taxes receivable	4,110	-
Deferred income taxes	13,921	13,921
Prepaid expenses and other current assets	27,134	21,733
Total current assets	432,520	527,059

Property and equipment	62,925	59,480
Less accumulated depreciation and amortization	41,599	38,073
Property and equipment, net	21,326	21,407

Deferred income taxes
Goodwill, net	353,340	353,340
Trademarks & other assets, net	44,508	45,768
Investment in video game joint venture	38,522	36,090
Total assets	$890,216	$983,664

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$56,386	$122,372
Reserve for sales returns and allowances	16,921	26,036
Income taxes payable	-	21,997
Total current liabilities	73,307	170,405

Long term debt	98,000	98,000
Other liabilities	6,819	6,432
Income taxes payable	11,294	11,294
Deferred income taxes	6,486	6,536
	122,599	122,262
Total liabilities	195,906	292,667

Stockholders' equity:
Common stock, $.001 par value	29	28
Additional paid-in capital	314,549	312,127
Retained earnings	383,165	382,288
Accumulated other comprehensive income (loss)	(3,433)	(3,446)
	694,310	690,997
Total liabilities and stockholders' equity	$890,216	$983,664
	-	-

Working capital	359,213	356,654

JAKKS Pacific, Inc. and Subsidiaries
First Quarter Earnings Announcement, 2008
Condensed Statements of Income (Unaudited)

	Three Months Ended March 31,
	2008	2007
	(In thousands, except per share data)

Net sales	$130,935	$124,062
Less cost of sales
Cost of goods	69,094	64,370
Royalty expense	11,465	12,327
Amortization of tools and molds	2,935	1,857
Cost of sales	83,494	78,554
Gross profit	47,441	45,508
Direct selling expenses	12,105	11,827
Selling, general and administrative expenses	33,468	26,403
Depreciation and amortization	2,762	3,954
Income (loss) from operations	(894)	3,324
Other income (expense):
Profit (loss) from video game joint venture	2,432	1,495
Interest income	1,320	1,514
Interest expense	(1,558)	(1,571)
Other expense	-	-
Income before provision for income taxes	1,300	4,762
Provision for income taxes	423	1,524
Net income	$877	$3,238
Earnings per share - diluted	$0.03	$0.12
Shares used in earnings per share - diluted	28,453	27,984

CONTACT:
JAKKS Pacific, Inc.
Genna Rosenberg, (310) 455-6235
Joel Bennett, (310) 455-6210